                                                                    EXHIBIT 12.1


                    The Dow Chemical Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

                                                           For the
                                                         six months
                                                            ended
                                                           June 30,         For the years ended December 31,
                                                        ------------------------------------------------------


                                                         2002     2001     2000      1999       1998      1997
                                                        ------   ------   ------    ------     ------    ------
                                                                                    (in millions)

Net income (loss) from continuing operations               276    (417)   1,675      1,637      1,707    2,471

Add  (deduct):

     Income taxes                                          135    (228)     839        874        902    1,320
     Capitalized interest                                  (25)    (54)     (98)       (96)       (90)     (82)
     Amortization of capitalized interest                   31      60       58         58         62       65
     Equity in earnings of nonconsolidated affiliates        4     (29)    (354)       (95)       (31)    (211)
     Distributed income of nonconsolidated affiliates       58      54      132        153        154      180
     Minority interests' share in income                    24      32       72         74         20      113

Income (loss) as adjusted                                  503    (582)   2,324      2,605      2,724    3,856


Fixed charges:
     Interest expense including amortization of debt
         discount and capitalized debt costs               377     733      665        564        607      550
     Capitalized interest                                   25      54       98         96         90       82
     Rental expense - interest component                    62     128      128        131        130      130

Total fixed charges                                        464     915      891        791        827      762

Adjusted earnings (loss) available for the
     payment of fixed charges                              967     333    3,215      3,396      3,551    4,618

Ratio of earnings to fixed charges                         2.1     0.4      3.6        4.3        4.3      6.1